EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-57985) of Docucorp International, Inc. of our report dated October 11, 2005, except for Note 7, as to which the date is October 11, 2006, relating to the financial statements and the financial statement schedule, which appears in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP
Dallas, Texas
October 11, 2006